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                                                                    Exhibit 23.6

                     CONSENT OF JANNEY MONTGOMERY SCOTT LLC

     We hereby consent to the use of our opinion letter dated March 26, 2001, to the Board of Directors of Infonautics, Inc. as part of the Joint Proxy Statement/Prospectus of the proposed merger between Infonautics, Inc. and Tucows, Inc. and to the references to our firm in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.





/s/ JANNEY MONTGOMERY SCOTT LLC


May 4, 2001